Exhibit 99.1

April 24, 2008                                                                                        Steven F. Nicola
        CFO, Secretary & Treasurer
        412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 24, 2008 - Matthews International Corporation (NASDAQ NNM: MATW) today announced earnings for the second fiscal quarter ended March 31, 2008.  Net income for the quarter was $20,283,000 versus $18,501,000 for the same quarter last year.  Earnings per share for the second quarter of fiscal 2008 were $0.65 compared to $0.58 a year ago, an increase of 12.1%.  Sales in the quarter were $197,827,000 versus $202,979,000 in the fiscal 2007 second quarter.

Net income for the six months ended March 31, 2008 was $37,714,000 versus $32,472,000 for the six months ended March 31, 2007.  Earnings per share for the first six months of fiscal 2008 were $1.21, compared to $1.02 for the first six months a year ago, representing an increase of 18.6%.  Sales for the first six months of fiscal 2008 were $380,175,000 versus $378,403,000 for the first half of fiscal 2007.
Year-to-date fiscal 2008 earnings included the favorable effect of a one-time adjustment (recorded in the fiscal 2008 first quarter) of $0.06 per share to income tax expense. This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.  Fiscal 2007 earnings for the quarter and six-month periods included pre-tax charges of $667,000 ($0.01 per share after-tax) and $1,333,000 ($0.03 per share after-tax), respectively, related to the earnout provisions under the acquisition-related agreements for Milso Industries (acquired in July 2005).
In discussing the financial results for the quarter and first six months of the fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:  “The three months ended March 31, 2008 represented another solid quarter for Matthews and I am particularly pleased with the continued progress on some of our recent strategic initiatives.  The Casket segment reported increased

Matthews International Corporation                                             2 of 3                                                               April 24, 2008

sales and operating profit for the quarter over the same period last year as it moves forward from the recent transition to direct distribution channels in several territories.  In addition, last year’s cost structure changes contributed to an increase in the profitability of the Graphics Imaging Group and improved productivity in the Merchandising Solutions segment during the current year.”

“For the fiscal 2008 second quarter, five of our six businesses reported operating profit growth over the same quarter last year.  As a result, we were able to achieve our targeted earnings per share growth despite the absence of a significant Merchandising Solutions segment project which had a favorable impact on our reported results a year ago, and several challenges in certain of our other businesses.  These challenges included the recent downturn in the domestic economy, which had an unfavorable impact on the operating results of our Marking Products business for both the quarter and year-to-date periods.  In addition, the weakness in the U.K. graphics market remained a challenge during the quarter.”

Mr. Bartolacci further stated, “Based on our current operating projections, including the pending acquisition in Germany, we are re-affirming our earnings guidance in the range of $2.48 to $2.54 per share.  This range excludes the impact of unusual items, such as the income tax adjustment recorded in our fiscal 2008 first quarter.  However, with the continued volatility in the copper markets and recent increases in the price of steel and fuel, we remain cautious.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.06 per share on the Company’s common stock for the quarter ended March 31, 2008.  The dividend is payable May 19, 2008 to stockholders of record May 5, 2008.
Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                              3 of 3                                                    April 24, 2008

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07
Sales	$197,827	$202,979	$380,175	$378,403
Operating Profit	34,392	31,645	61,170	55,829
Income before Taxes	32,401	29,648	57,240	52,038
Income Taxes	12,118	11,147	19,526	19,566
Net Income	$20,283	$18,501	$37,714	$32,472
Earnings per Share	$0.65	$0.58	$1.21	$1.02
Weighted Average Shares	31,202,563	31,868,998	31,198,880	31,884,507

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.